Exhibit 23.1

Independent Auditors’ Report and Consent

The Board of Directors

ZiLOG, Inc.:

The audits referred to in our report dated February 10, 2004, except as to note 19, which is as of March 1, 2004, included the related consolidated financial statement schedule as of December 31, 2003 and 2002, and for the year ended December 31, 2003, the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-88416 and No. 333-108372) on Form S-8 of ZiLOG, Inc. of our report dated February 10, 2004, except as to note 19, which is as of March 1, 2004 with respect to the consolidated balance sheets of ZiLOG, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended December 31, 2003, the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001, which report appears in the December 31, 2002 annual report on Form 10-K of ZiLOG, Inc.

Our report dated February 10, 2004, except as to note 19, which is as of March 1, 2004, contains two explanatory paragraphs. The first paragraph states that effective as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The second paragraph states that the Company’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on May 13, 2002; however, for financial reporting purposes the effective date of the reorganization is considered to be April 30, 2002. As a result of the adoption of “fresh-start” reporting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the consolidated financial statements as of and for the eight months ended December 31, 2002 are presented on a different reporting basis than the periods before the emergence from bankruptcy, and are therefore not comparable.

/s/    KPMG LLP

Mountain View, California

March 26, 2004